Exhibit 99.1

ADDENDUM AND AMENDMENT TO

MASTER SUPPLY AGREEMENT

AGREEMENT made this 31st day of May, 2011.

WHEREAS, on March 14, 2010, an agreement, entitled “Master Supply Agreement” was entered into by and between

ASCOT ENVIRONMENTAL LIMITED a company registered in England and Wales (Company Registration No. 03716462) whose registered office is at Brazennose House West, Brazennose Street, Manchester, M2 2FE, England) (“AEL)”;

UK CAPITAL VENTURES HOLDINGS LIMITED a company registered in England and Wales (Company Registration No. 03721627) whose registered office is at Regency House, 45-51 Chorley New Road, Bolton, Lancashire BL1 4QR (“UCVHL”);

Together the “Purchaser” and

WASTE2ENERGY GROUP HOLDINGS PLC a company registered in Isle of Man (Company Registration No. 003803V) whose registered office is at Stanley House, Lord Street, Douglas IM1 2BF (“WGH”);

WASTE2ENERGY TECHNOLOGIES INTERNATIONAL LIMITED a company registered in Isle of Man (Company Registration No. 003615V) whose registered office is at Stanley House, Lord Street, Douglas IM1 2BF (“WTIL”);

(W2EIL and WGH are hereinafter collectively referred to as “SUPPLIER”);

and

WHEREAS, PURCHASER and SUPPLIER are desirous of amending the Master Supply Agreement in accordance with the terms here of;

NOW, THEREFORE, PURCHASER and SUPPLIER agree as follows:

1. The provisions of the Master Supply Agreement in Sections 4 relating to PURCHASER’s “exclusive” license and right to sell operate and own supply on behalf of SUPPLIER shall be changed to include all Purchasers of cBOS systems in the UK and Ireland.

2. Waste2Energy Engineering Limited is removed as a Party to the Agreement due to its liquidation.

3. Recital (E) added “Supplier shall provide £330,000.00 into the escrow account of Supplier’s attorney which will be drawn by Purchaser on the 30th of June 2011 in the amount of £165,000.00 and an additional payment on July 31st, 2011 in the amount of £165,000.00 for the completion and satisfaction of all obligations under the Dargavel Contract guarantee for the Scotgen waste to energy Plant. This shall release Suppliers and its affiliates of any further liability.

4. Section 25.3 is modified to be Stanley House, Lord Street, Douglas IM1 2BF

5) Section 8.11 is modified by adding “the Supplier, or any of its associated or related companies, hereby agrees for the duration of this agreement not to sell cBOS tm Gasification Trains or other specified equipment within this agreement to any third party for use in the UK or Ireland.

6) Section 4.1 is modified by adding “purchased from the Supplier at any site within the UK or Ireland as part of the design, build and operation of Waste Facilities”.

7) Schedule 3 is modified by adding - Schedule of Charges “Commission - In order to reflect the exclusivity granted the Purchaser shall pay to the Supplier a 2.5% commission on the supply order placed by the Purchaser staged within the payment structure already specified. Subject to agreement that the order originated from the Supplier pipeline. (Initial list to be supplied and agreed)

Understood, Agreed and Approved.

We have carefully reviewed this Addendum and Amendment to the Master Supply Agreement and agree to and accept all of its terms and conditions.  We are executing this Agreement as of the Effective Date above.

PURCHASER

By:	/s/ J.S. Hennessey MD
	(Name and Title)		Witness
	J.S. Hennessey MD	2 June 2011

SUPPLIER

By:	/s/ John Murphy
	(Name and Title)		Witness
	Managing Director	2 June 2011